UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Valero L.P.

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Curt Anastasio
President and
Chief Executive Officer
September 1, 2006

RE:	Valero L.P. Consent Solicitation Request for Approval of Amendments to the Valero GP, LLC Amended and Restated 2000 Long-Term Incentive Plan
Dear Valero L.P. Unitholder:
By now you should have received Valero L.P.’s Consent Solicitation. We are seeking unitholder approval of amendments to the Valero GP, LLC Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”), under which we may grant awards to employees, directors and executives of Valero L.P. The amendments would, among other things, increase the number of units authorized for issuance under the Plan from the current 250,000 units to 1,500,000 units (the “Amendments”). We are committed to delivering value to our unitholders and we firmly believe in long-term, equity-based incentives for our employees, directors and executives. Equity-based incentives align the interests of our employees with yours and help us to attract and retain the very best talent in the industry. We believe our emphasis on equity-based compensation has played a large role in the success we’ve seen at Valero L.P. Since Valero L.P.’s initial public offering in April 2001, our total unitholder return has been over 190% compared to our peer group of 123% and the S&P 500 of 20%. Over that same time, we have grown Valero L.P.’s quarterly distribution by nearly 48% from $0.60 per unit to $0.885 per unit.
Unlike many other companies in our industry, Valero L.P. believes in granting equity not only to its executives and senior management, but also to the professional and technical employees who are responsible for the day-to-day operations. These are employees who contribute greatly toward our goal of building unitholder value. During 2005, over 330 employees received awards from our equity incentive plans, which represented nearly 25 percent of all our employees. For 2006, we currently have over 450 employees eligible for awards, which represent approximately 35 percent of all of our employees. More importantly, since we expect to continue our past practice of Valero GP, LLC satisfying awards with existing units purchased in the open market, we expect no dilutive impact on our unitholders to result from the Amendments.
Our Recommendation
We believe our equity compensation philosophy is the best way to align our employee’s interests with your interests to enhance the long-term growth and profitability of Valero L.P. The company’s management and Board of Directors request that you vote to approve the Amendments.
Valero L.P. practices sound corporate governance and has delivered on its commitment to provide unitholder value. Without approval of the Amendments, we may be placed in a difficult position in attracting and retaining executives and employees. To remain competitive, when current plan units are depleted, we will be forced to increase the cash component of compensation to our executives and employees, which is not in line with our compensation philosophy and distances the employees’ interests from yours as a unitholder. In order for us to continue to retain and attract the best and brightest talent in our industry, we need you to approve the Amendments.
Please sign, date and return the enclosed Consent Form using the postage-paid return envelope provided. You may also consent by phone or Internet by following the instructions on the enclosed Consent Form. We ask that you reply as soon as possible to help reduce the cost for additional mailings or solicitation.
YOUR VOTE IS IMPORTANT — PLEASE REPLY TODAY!
Should you have any questions regarding this matter, I hope that you will contact Steve Blank, Senior Vice President and Chief Financial Officer, at (210)345-2966, or Mark Meador, Senior Manager of Investor Relations, at (210)345-2895.
Sincerely,
/s/ Curt Anastasio
Curt Anastasio
President and
Chief Executive Officer